UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 25, 2014

(Date of earliest event reported)

Cortronix Biomedical Advancement Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53700	98-0515701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 N.W. 41st Street, Suite 145B, Doral, FL		33166
(Address of principal executive offices)		(Zip Code)

(786) 859-3585

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures set forth in Item 5.03 of this current report on Form 8-K are incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 25, 2014, Cortronix Biomedical Advancement Technologies, Inc. (the “Company”) effected a reverse stock split (the “Reverse Split”) of all the authorized and outstanding shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) at a ratio of one (1) share for every one hundred (100) shares outstanding, so that every one hundred (100) shares of Common Stock before the Reverse Split represents one (1) share of Common Stock after the Reverse Split. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-Reverse Split Common Stock to any shareholder who otherwise would have received a fractional share as a result of the Reverse Split. The Reverse Split becomes effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business on December 19, 2014 (the “Effective Date”), whereupon the shares of Common Stock will begin trading on a split-adjusted basis. On the Effective Date, the Company’s trading symbol will change to “CBATD” for a period of 20 business days, after which the “D” will be removed and the Company’s trading symbol will revert to the original symbol of “CBAT”. In connection with the Reverse Stock Split, the Company’s CUSIP number will change to 220801203.

According to the Company’s Certificate of Change filed pursuant to Nevada Revised Statutes §78.209 (the “Certificate of Change”) with the Nevada Secretary of State, the maximum number of shares of Common Stock that the Company is authorized to issue was reduced from 800,000,000 to 8,000,000, and the Common Stock’s par value remained the same. The Reverse Split was effected without obtaining shareholder approval pursuant to Nevada law.

Immediately prior to the Reverse Split, the Company had approximately 349,500,000 shares of Common Stock outstanding. After the Reverse Split, the Company has approximately 3,495,000 shares outstanding. Each shareholder’s percentage ownership in the Company and proportional voting power remains unchanged after the Reverse Split, except for minor changes and adjustments resulting from the rounding of fractional interests. The rights and privileges of the holders of Common Stock are substantially unaffected by the Reverse Split.

Shareholders who are holding their shares of Common Stock in electronic form at their brokerage firms do not have to take any action as the effects of the Reverse Split will automatically be reflected in their brokerage accounts. Shareholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent at the address given below. The transfer agent will issue a new share certificate reflecting the terms of the Reverse Split to each requesting shareholder.

Action Stock Transfer Corporation
2469 E. Fort Union Blvd., Suite 214
Salt Lake City, UT 84121

Telephone: (801) 274-1088
Fax: (801) 274-1099
Email: info@actionstocktransfer.com

Until surrender, each certificate representing shares of Common Stock before the Reverse Split would continue to be valid and would represent the adjusted number of shares of Common Stock based on the exchange ratio of the Reverse Split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate.

All options, warrants and convertible securities of the Company outstanding immediately prior to the Reverse Split will be appropriately adjusted by dividing the number of shares of Common Stock into which the options, warrants and convertible securities are exercisable or convertible by 100 and multiplying the exercise or conversion price thereof by 100, as a result of the Reverse Split.

A copy of the Certificate of Change is attached to this current report on Form 8-K as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Change pursuant to Nevada Revised Statutes § 78.209.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortronix Biomedical Advancement Technologies, Inc.

By:	Richard A. Hull
Name:	Richard A. Hull
Title:	Chief Executive Officer

Dated: __Dec. 08_, 2014